UNITED STATES SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Equity LifeStyle Properties, Inc.
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EQUITY LIFESTYLE PROPERTIES, INC.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 12, 2009

You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”). The Annual Meeting will be held on Tuesday, May 12, 2009, at 1:00 p.m. Central Time at One North Wacker Drive, Second Floor, Chicago, Illinois. At the Annual Meeting, stockholders of record at the close of business on March 6, 2009 (the “Record Date”) will be asked to:

(1)	elect each member of the Company’s Board of Directors to a one-year term;

(2)	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009; and

(3)	consider any other business properly brought before the Annual Meeting and at any adjournments or postponements thereof.

The attached Proxy Statement contains details of the proposals to be voted on at the Annual Meeting. We encourage you to read the Proxy Statement carefully.

Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten calendar days prior to the Annual Meeting, between the hours of 8:30 a.m. and 4:30 p.m., local time, at our corporate offices located at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. You may arrange to review this list by contacting our Secretary, Ellen Kelleher.

Your vote is important to us. Whether or not you expect to be present at the Annual Meeting, please sign and date the enclosed proxy card and return it as soon as possible in the enclosed envelope. Any proxy may be revoked by delivery of a later dated proxy. In addition, stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 12, 2009.

The Company’s Proxy Statement for the 2009 Annual Meeting and the 2008 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26115.

Thank you for your continued support of Equity LifeStyle Properties, Inc.

By Order of the Board of Directors

Ellen Kelleher
Executive Vice President — Property Management
and Secretary

March 31, 2009

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

EQUITY LIFESTYLE PROPERTIES, INC.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606

PROXY STATEMENT

INTRODUCTION

This Proxy Statement contains information related to the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”), which will be held on Tuesday, May 12, 2009, at 1:00 p.m. Central Time at One North Wacker Drive, Second Floor, Chicago, Illinois. On April 6, 2009, we will begin mailing these proxy materials to all stockholders of record at the close of business on March 6, 2009 (the “Record Date”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on the following proposals (the “Proposals”):

•	Proposal 1 — election of all directors to a one-year term; and

•	Proposal 2 — ratification of the selection of Ernst & Young LLP (“Ernst & Young”), as our independent registered public accounting firm (“Independent Accountants”) for the fiscal year ending December 31, 2009; and

In addition, stockholders shall consider any other business properly brought before the Annual Meeting.

We have sent these proxy materials to you because our Board of Directors (the “Board”) is requesting that you allow your shares of common stock of the Company (“Common Stock”) to be represented at the Annual Meeting by the proxies named in the enclosed proxy card. This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares of Common Stock.

Who Is Entitled to Vote?

You will be entitled to vote your shares of Common Stock on the Proposals if you held your shares of Common Stock as of the close of business on the Record Date. As of the Record Date, a total of 25,233,184 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock entitles its holder to cast one vote for each matter to be voted upon.

What Is Required to Hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting and vote in person, your shares of Common Stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting.

How Do I Vote?

Your vote is important.  Stockholders can vote in person at the Annual Meeting or can vote by completing, signing and dating the enclosed proxy card and mailing it in the postage-paid envelope provided.

If you vote by proxy, the individuals named as representatives on the proxy card will vote your shares of Common Stock in the manner you indicate. You may specify whether your shares of Common Stock should be voted for all, some or none of the nominees for director and whether your shares of Common Stock should be voted for or against Proposal 2. If your shares of Common Stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your shares of Common Stock voted. Such stockholders who wish to vote in person at the Annual Meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of Common Stock of record.

Can I Change or Revoke My Proxy?

Yes, you may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy or by voting in person at the Annual Meeting. You may revoke your proxy by filing a written notice with our Secretary at our address at any time before the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request that they be suspended. However, attendance (without further action) at the Annual Meeting will not by itself revoke a previously granted proxy.

What Are the Board’s Recommendations?

If no instructions are indicated on your valid proxy, the representatives holding your proxy will vote in accordance with the recommendations of the Board. The Board unanimously recommends a vote:

•	FOR the election of each of the nominees for director; and

•	FOR the ratification of the selection of Ernst & Young as the Company’s Independent Accountants for 2009.

With respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

How Can I Manage the Number of Annual Reports I Receive?

Our 2008 Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (“Form 10-K”) has been mailed to stockholders with this Proxy Statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. To request individual copies for each stockholder in your household, please contact Equity LifeStyle Properties, Inc., Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@mhchomes.com). To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, American Stock Transfer and Trust Company, LLC toll-free at 1-800-830-9942.

What Vote is Needed to Approve Each Proposal?

The affirmative vote of the holders of record of a plurality of all of the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of the nominees for director. The affirmative vote of the holders of record of a majority of all the votes cast at the Annual Meeting at which a quorum is present is required for the ratification of the selection of Ernst & Young as our Independent Accountants for 2009, and the approval of any other matters properly presented at the Annual Meeting for stockholder approval. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” any matter being voted on at the Annual Meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the proposals. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting.

How is My Vote Counted?

If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the Annual Meeting, the shares of Common Stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the Common Stock will be voted “for” the election of the nominees for director named in this Proxy Statement, “for” ratification of the selection of Ernst & Young as our Independent Accountants for 2009, and as recommended by the Board with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

What Other Information Should I Review Before Voting?

For your review, our 2008 Annual Report and Form 10-K is being mailed to you concurrently with the mailing of this Proxy Statement. You may also obtain, free of charge, a copy of our 2008 Annual Report and Form 10-K at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26115 or by directing your request in writing to Equity LifeStyle Properties, Inc., Attn: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@mhchomes.com). The 2008 Annual Report and Form 10-K, however, are not part of the proxy solicitation material.

Who is Soliciting My Proxy?

This solicitation of proxies is made by and on behalf of our Board. We will pay the cost of solicitation of the proxies. We have retained American Stock Transfer and Trust Company, LLC at a de minimis cost, to assist in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.

No person is authorized on our behalf to give any information or to make any representations with respect to the Proposals other than the information and representations contained in this Proxy Statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized, and the delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

CORPORATE GOVERNANCE

Governance Policies, Code of Ethics and Committee Charters

The Board regularly evaluates the Company’s corporate governance policies and benchmarks those policies against the rules and regulations of governmental authorities, the best practices of other public companies and suggestions received from various authorities. The Board has adopted the Company’s Guidelines on Corporate Governance. The Company’s Guidelines on Corporate Governance require that a majority of the directors be independent within the meaning of New York Stock Exchange (“NYSE”) standards. The Company’s Common Stock is listed on the NYSE under the ticker symbol “ELS.” The Company has also adopted a Business Ethics and Conduct Policy, which applies to all directors, officers and employees of the Company.

The Guidelines on Corporate Governance, the Business Ethics and Conduct Policy and the charters of the Board’s Audit Committee and Compensation, Nominating and Corporate Governance Committee are each available on the Company’s website at www.equitylifestyle.com, and a copy of same may be obtained free of charge by sending a written request to Equity LifeStyle Properties, Inc., Attn: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, or by emailing the Company’s Investor Relations Department at investor_relations@mhchomes.com.

Stockholder Communications with the Board

The Company’s Lead Director is Sheli Z. Rosenberg who, as an independent director, acts in the lead capacity to coordinate the other independent directors, consults with the Company’s Chief Executive Officer on Board agendas, chairs the executive sessions of the non-management directors and performs such other functions as the Board may direct. Any stockholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with the Board or the non-management directors by contacting the Lead Director, who will receive all such communications on behalf of the Board or the non-management directors (as applicable). Communications may be confidential or anonymous, and may be submitted in writing to the Lead Director, c/o Secretary, Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. All written communications will be received and processed by the Secretary of the Company, and all substantive communications will be referred to the Lead Director. All such communications will be reviewed and, if necessary, investigated and/or addressed by the Lead Director and the status of such communications will be reported to the Board or the non-management directors (as applicable) on a quarterly basis. The Lead Director may direct special treatment, including the retention of outside advisors or counsel, for any such concern or inquiry.

Although each director is strongly encouraged to attend each Annual Meeting of Stockholders, the Board has no formal policy with respect to such attendance. A majority of the eight directors in office as of the date of the 2008 Annual Meeting of Stockholders were in attendance at such meeting.

Non-Management Directors’ Executive Sessions

Executive sessions of the Company’s non-management directors are scheduled in connection with regularly scheduled meetings of the Board and may be held without management present at such other times as requested by the non-management directors. The presiding director at these executive sessions is the Lead Director.

Committees of the Board; Meetings

Meetings:  During the year ended December 31, 2008, the Board held four meetings and took five actions by unanimous written consent. Each of the directors attended 75% or more of the total number of the meetings of the Board and the committees on which he or she served.

Executive Committee:  The Executive Committee of the Board is comprised of Howard Walker (Chair), Samuel Zell and Ms. Rosenberg. The Executive Committee has the authority, within certain parameters set by the Board, to authorize the acquisition, disposition and financing of investments for the Company (including the issuance of additional limited partnership interests of MHC Operating Limited Partnership) and to authorize contracts and agreements, including those related to the borrowing of money by the Company, and generally exercise all other powers of the Board except as prohibited by law. During the year ended December 31, 2008, the Executive Committee held no meetings and took four actions by unanimous written consent.

Compensation, Nominating and Corporate Governance Committee:  The Compensation, Nominating and Corporate Governance Committee of the Board (the “Compensation Committee”) is comprised of Ms. Rosenberg (Chair), Gary L. Waterman and David J. Contis. The Board has determined that each of the Compensation Committee members is an “independent” director within the meaning set forth in the NYSE listing standards. The Compensation Committee is governed by the Charter of the Compensation, Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website. The Compensation Committee determines compensation for the Company’s executive officers and exercises all powers of the Board in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has the authority to grant stock options, stock appreciation rights and restricted stock awards in accordance with the Company’s 1992 Stock Option and Stock Award Plan, as amended and restated (the “Stock Option and Award Plan”), to the management of the Company and its subsidiaries, other employees and consultants. In addition, the Compensation Committee identifies and recommends qualified individuals to become Board members, develops and recommends the Guidelines on Corporate Governance applicable to the Company, recommends to the Board director nominees for each committee of the Board and directs the Board in an annual review of its performance. During the year ended December 31, 2008, the Compensation Committee held eleven meetings and took one action by unanimous written consent.

Audit Committee:  The Audit Committee of the Board (the “Audit Committee”) is comprised of Philip C. Calian (Chair), Thomas E. Dobrowski and David J. Contis. The Board has determined that each of the Audit Committee members is an “independent” director within the meaning set forth in the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Calian, Mr. Dobrowski, and Mr. Contis are each an “audit committee financial expert” as such term is defined by the SEC in Item 407(d) of Regulation S-K. The Audit Committee is governed by the Audit Committee Charter, which was filed as an attachment to the Company’s proxy statement filed with the SEC on March 31, 2008. A copy of the Audit Committee Charter is also available on the Company’s website. The Audit Committee is responsible for, among other things, engaging our Independent Accountants, reviewing with the Company’s Independent Accountants the plans for and results of the audit engagement, approving professional services provided by the Company’s Independent Accountants, reviewing the independence of the Company’s Independent Accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls and accounting and reporting practices assessing the quality and integrity of our audited financial statements. The Audit Committee has also established procedures for the processing of complaints received from employees regarding internal control, accounting and auditing matters. During the year ended December 31, 2008, the Audit Committee held twelve meetings and took one action by unanimous written consent.

Board Member Nominations

Board member nominations are governed by the Compensation, Nominating and Corporate Governance Committee Charter. The Compensation Committee will consider nominees recommended by stockholders. If you wish to recommend a person whom you consider qualified to serve on the Board, you must give written notice to the Secretary of the Company in accordance with the requirements described in “Stockholder Proposals.” This notice must contain: (i) as to each nominee, all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Exchange Act, (ii) the name and address of the stockholder giving the notice, (iii) the number of shares of Common Stock owned beneficially and of record by such stockholder, and (iv) the written consent of each nominee to serve as a director if so elected. The Compensation Committee will consider and evaluate persons recommended by stockholders in the same manner as potential nominees identified by the Board and/or the Compensation Committee.

The Compensation Committee identifies nominees for director from various sources. In assessing potential director nominees, the Compensation Committee considers the character, background and professional experience of candidates. All nominees should possess good judgment and an inquiring and independent mind. Familiarity with the issues affecting the Company is among the relevant criteria. All director nominees must possess a reputation for the highest personal and professional ethics, integrity and values. The Compensation Committee will also carefully consider any potential conflicts of interest. Nominees must also be willing and able to devote sufficient time and effort to carrying out the duties and responsibilities of a director effectively, and should be committed to serving on the Board for an extended period of time.

Biographical Information

Set forth below are biographies of each of the Company’s executive officers. Biographies of the director nominees are set forth below in Proposal 1.

Executive Officers

Thomas P. Heneghan, 45, is Chief Executive Officer of the Company. See biographical information in Proposal 1 below.

Joe B. McAdams, 65, has been President of the Company since January 2008. Mr. McAdams is also a member of the Company’s Management Committee, which was created in 1995 and is comprised of the Company’s executive officers (the “Management Committee”). Mr. McAdams was the chairman of the board, president and chief executive officer of Privileged Access, LP, an RV and vacation membership business, from October 2005 to January 2008 and remains the 100% owner of Privileged Access, LP. Mr. McAdams was a member of the Board of Managers of PATT Holding Company, LLC (“PATT”), the parent entity of Thousand Trails and a subsidiary of Privileged Access, LP, until the entity was dissolved in 2008. Mr. McAdams was a director of the Company from January 2004 to October 2005. Mr. McAdams was a director of Affinity Group, Inc., a leading provider of products and services to the recreational vehicle market, from August 1995 to October 2005; Liberty Publishing Company, a publisher of daily newspapers and alternate publications, from May 2004 to June 2005; and Vestcom, Inc., a leading provider of business and marketing communications from February 2005 to April 2007.

Michael B. Berman, 51, has been Executive Vice President and Chief Financial Officer of the Company since December 2005 and had oversight of the Company’s legal department since February 2009. Mr. Berman is also a member of the Company’s Management Committee. Mr. Berman was Vice President, Chief Financial Officer and Treasurer of the Company from September 2003 to December 2005. In 2003, Mr. Berman was an associate professor at New York University Real Estate Institute. Mr. Berman was a managing director in the Investment Banking department at Merrill Lynch & Co. from 1997 to 2002. Mr. Berman is a director of Lotsa Helping Hands, a private provider of internet web-based tools for caregiving and volunteer coordination.

Ellen Kelleher, 48, has been Executive Vice President — Property Management since February 2009, and has been Secretary of the Company since May 2000. Ms. Kelleher is also a member of the Management Committee. Ms. Kelleher was Executive Vice President and General Counsel of the Company from March 1997 to February 2009. Ms. Kelleher was Senior Vice President, General Counsel and Assistant Secretary of the Company from March 1994 to March 1997.

Roger A. Maynard, 51, has been Executive Vice President — Asset Management of the Company since February 2009. Mr. Maynard is also a member of the Company’s Management Committee. Mr. Maynard was Executive Vice President and Chief Operating Officer of the Company from December 2005 to February 2009. Mr. Maynard was Chief Operating Officer of the Company from January 2004 to December 2005. Mr. Maynard was Senior Vice President for national operations of the Company from January 2003 to December 2003. Mr. Maynard was Senior Regional Vice President for the Company’s Eastern division from September 2001 to December 2002, and Senior Regional Vice President for the Company’s Southeastern region from January 2000 to September 2001. Mr. Maynard was Regional Vice President for the Company’s Southeastern region from June 1998 to December 1999, and Regional Vice President for the Company’s Northeastern region from October 1997 to June 1998.

Marguerite Nader, 40, has been Executive Vice President — Sales and Marketing of the Company since February 2009. Ms. Nader is also a member of the Management Committee. Ms. Nader was Senior Vice President of New Business Development of the Company from January 2007 to February 2009. Ms. Nader was Vice President of New Business Development of the Company from January 2001 to January 2007. Ms. Nader was Vice President of Asset Management of the Company from January 1998 to January 2001. Ms. Nader has been employed with the Company since 1993.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Independence of Directors

Pursuant to the Company’s Guidelines on Corporate Governance, which require that a majority of our directors be independent within the meaning of NYSE standards and do not include any additional categorical standards other than those required by the NYSE, the Board undertook a review of the independence of directors nominated for re-election at the upcoming Annual Meeting. During this review, the Board considered transactions and relationships, if any, during the prior year between each director or any member of his or her immediate family and the Company, including those reported under “Certain Relationships and Related

Transactions” below. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all the directors nominated for election at the Annual Meeting, as well as Mr. Chisholm who served as a director during 2008, are independent of the Company and its management with the exception of our current Chief Executive Officer, Mr. Heneghan. The Board determined that each independent director, including Mr. Chisholm, neither has nor had a material relationship with the Company other than being a director and/or a stockholder of the Company.

The Board specifically considered Mr. Zell’s affiliation to Two North Riverside Plaza Joint Venture Limited Partnership, which provides office space to the Company as further described in “Certain Relationships and Related Transactions” below. The Board determined that this relationship between the Company and Two North Riverside Joint Venture Plaza does not breach NYSE bright line tests and did not hinder Mr. Zell’s independence. The Board considered that Mr. Zell’s net worth has been estimated in excess of $4.0 billion and the payments to Two North Riverside Joint Venture Plaza are substantially less than one percent of the aggregate revenues of the Zell family trusts and Mr. Zell’s interests. The Board further considered Mr. Zell’s prior role as interim Chief Executive Officer for the eighteen-month period from March 1995 to August 1996, to allow time for transition to a new CEO. During such time, Mr. Zell did not receive compensation for his role as interim CEO and was not subject to an employment agreement, nor did he receive any severance, long-term health or pension benefits. The Board determined that Mr. Zell’s prior role as interim CEO did not hinder Mr. Zell’s independence.

The Board specifically considered Mr. Walker’s role as a former Chief Executive Officer of the Company and as a former member of the Compensation Committee and determined that these roles did not hinder Mr. Walker’s independence within the meaning of the NYSE listing standards. Mr. Walker no longer serves on the Compensation Committee effective as of February 24, 2009. In addition, the Board specifically considered the consulting agreement between the Company and Mr. Walker’s son as further described in “Certain Relationships and Related Transactions” below. The Board determined that this relationship did not breach NYSE bright line tests and did not hinder Mr. Walker’s independence.

General Information about the Nominees

Effective February 1, 2009, Mr. Contis joined our Board of Directors, increasing our total directors to nine. Effective April 1, 2009, Mr. Chisholm will retire from the Company’s Board of Directors; and, therefore is not a nominee for re-election. As of April 1, 2009, the Board will consist of eight members. The Company’s Charter currently provides for the annual election of all directors. All the nominees are presently directors, and each nominee has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information

Set forth below are biographies of each of the director nominees:

Samuel Zell, 67, has been Chairman of the Board of the Company since March 1995, and was Chief Executive Officer of the Company from March 1995 to August 1996. Mr. Zell was Co-Chairman of the Board of the Company from its formation until March 1995. Mr. Zell was a director of Mobile Home Communities, Inc., the former manager of the Company’s manufactured home communities, from 1983 until its dissolution in 1993. Mr. Zell has served as Chairman of Equity Group Investments, L.L.C. (“EGI”), a private investment company, since 1999 and is its president. EGI provides investment management and accounting services to the Zell family trusts. Mr. Zell was a trustee and chairman of the board of trustees of Equity Office Properties Trust (“EOP”), an equity real estate investment trust (“REIT”) primarily focused on office buildings, from October 1996 until its sale in February 2007, and was its chief executive officer from April 2002 to April 2003, and its president from April 2002 to November 2002. For more than the past five years, Mr. Zell has served as chairman of the board of Anixter International, Inc., a global distributor of structured cabling systems; as chairman of the board of Equity Residential, an equity REIT that owns and operates multi-family residential properties; and as chairman of the board of Capital Trust, Inc., a specialized finance company (“Capital Trust”). Mr. Zell has been chairman of the board of Covanta Holding Corporation (previously known as Danielson Holding Corporation) since September

2005, was previously a director from 1999 until 2004, and served as its president, chairman and chief executive officer from July 2002 to October 2004. Mr. Zell has served as a director of Tribune Company, a diversified media company, since May 2007 and as Chairman and Chief Executive Officer since December 2007. In December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. Mr. Zell was the chairman of the board of Rewards Network, Inc. (previously known as iDine Rewards Network, Inc.), an administrator of loyalty-based consumer reward programs, from 2002 until 2005.

Howard Walker, 69, has been Vice-Chairman of the Board of the Company since May 2003 and Chair of the Board’s Executive Committee since January 2004. Mr. Walker has been a director of the Company since November 1997. Mr. Walker has been retired from the Company since December 2003. Mr. Walker was Chief Executive Officer of the Company from December 1997 to December 2003. Mr. Walker was President of the Company from September 1997 to May 2000, and President of Realty Systems, Inc., an affiliate of the Company, from March 1995 to April 2000. Mr. Walker was a Vice President of the Company from January 1995 to March 1995.

Thomas P. Heneghan, 45, has been Chief Executive Officer of the Company since January 2004. Mr. Heneghan has been a director of the Company since March 2004. Mr. Heneghan is a member of the Company’s Management Committee. Mr. Heneghan was President of the Company from January 2004 to January 2008. Mr. Heneghan was President and Chief Operating Officer of the Company from May 2000 to December 2003. Mr. Heneghan was Executive Vice President, Chief Financial Officer and Treasurer of the Company from April 1997 to May 2000, and Vice President, Chief Financial Officer and Treasurer of the Company from February 1995 to March 1997. Mr. Heneghan was member of the Board of Managers of PATT from April 2006 to August 2008.

Thomas E. Dobrowski, 65, has been a director of the Company since March 1993. Mr. Dobrowski has been retired from General Motors Investment Management Corporation (“GMIMC”) since October 2005. Mr. Dobrowski was the managing director of real estate and alternative investments of GMIMC from December 1994 to September 2005. Mr. Dobrowski is a director of Capital Trust. Mr. Dobrowski was also a trustee of EOP until its sale in 2007.

Philip C. Calian, 46, has been a director of the Company since October 2005. Mr. Calian has been founder and managing partner of Kingsbury Partners, LLC since January 2003, and an operating partner of Waveland Investments, LLC since July 2004. Kingsbury Partners LLC is a private equity and consulting firm focused on providing capital and ownership skills to middle market distressed businesses and Waveland Investments LLC is a Chicago-based private equity firm with committed equity capital. Prior to founding Kingsbury Partners LLC, Mr. Calian was chief executive officer of American Classic Voyages Co., a travel and leisure company, from 1995 until 2002. Mr. Calian was a director of JetAway Today, Inc., a private internet travel company, until its sale in 2007. Mr. Calian is a director of MCS Investment Group, LLC, a private producer and seller of mineral well brine; Hudson Lock, LLC, a private lock manufacturer; and Cottingham & Butler, Inc., a private insurance broker.

David J. Contis, 50, has been a director of the Company since February 2009. Mr. Contis has been President of Real Estate for Equity Group Investments, L.L.C. (“EGI”), a diversified holding company for real estate and corporate investments of Samuel Zell and the Zell family trusts, since November 2006. Mr. Contis was Executive Vice President and Chief Operating Officer of The Macerich Company, a shopping center real estate investment trust from May 1997 to October 2006. Mr. Contis was employed in various capacities by Equity Properties & Development L.P. (“EPDLP”), a subsidiary of EGI, from 1980 to 1997, including Vice Chairman, Executive Vice President and Chief Operating Officer of EPDLP from 1992 to 1997. Mr. Contis currently serves on the Board of Directors of BRMalls, Brazil’s largest shopping center company. Mr. Contis was a member of the Board of Managers of PATT from January 2008 to August 2008. Mr. Contis was a director and served as a member of the Board of Directors, Compensation Committee and Audit Committee of Dundee Realty Corp., a Canadian-based real estate company from 1997 to 2003. In addition, Mr. Contis was a Trustee of the International Shopping Center Council.

Sheli Z. Rosenberg, 67, has been a director of the Company since August 1996, and has been the Lead Director of the Company since 2002. Ms. Rosenberg was an Adjunct Professor at Northwestern University’s J.L. Kellogg Graduate School of Business from 2003 to 2007. Ms. Rosenberg was vice chairman of EGI from January 2000 through December 2003. Ms. Rosenberg was president of Equity Group Investments, Inc. (“EGI, Inc.”), an investment company, from November 1994 to December 1999, and was chief executive officer of EGI, Inc. from November 1994 to December 1998. Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to September 1997. Ms. Rosenberg is a director of CVS Caremark Corporation, an owner and operator of drug stores; Nanosphere, Inc., a nanotechnology-based molecular diagnostics company; and Ventas, Inc., an owner of real estate in the health care field. Ms. Rosenberg is a trustee of Equity Residential. Ms. Rosenberg was also a trustee of EOP until its sale in 2007.

Gary L. Waterman, 67, has been a director of the Company since March 1993. Since 1989, Mr. Waterman has been president of Waterman Limited, a real estate services and investment company that he founded. Mr. Waterman became a director of Avalara, Inc., a private software company in September 2007.

Director Compensation

The following table includes compensation information for the year ended December 31, 2008 for each non-employee member of our Board of Directors.

	Fees Earned			Non-Equity
	or Paid	Stock	Option	Incentive Plan	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)(2)	($)	($)(3)(4)	($)

Philip C. Calian	46,500	248,279	—	—	—	294,779
Donald S. Chisholm(5)	46,000	101,409	—	—	—	147,409
David J. Contis(6)	—	—	—	—	—	—
Thomas E. Dobrowski	46,000	101,409	—	—	—	147,409
Sheli Z. Rosenberg	47,500	346,192	—	—	—	393,692
Howard Walker	47,500	55,230	81,267	—	—	183,997
Gary L. Waterman	46,000	101,409	—	—	—	147,409
Samuel Zell	46,000	—	449,483	—	—	495,483

(1)	For 2008, the Company paid each of its non-employee directors an annual fee of $45,000. In addition, directors who serve on the Executive Committee, Audit Committee or Compensation Committee receive an additional $1,000 per annum for each committee on which they serve. Committee chairpersons receive an additional $500 per annum for their service. Directors who are employees of the Company are not paid any directors’ fees.

(2)	These amounts reflect the dollar amount of compensation expense recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with FAS 123(R), related to restricted stock and option awards issued pursuant to the Company’s Stock Option and Award Plan and thus may include amounts from awards granted in and prior to 2008.

Refer to Note 13, “Stock Option Plan and Stock Grants,” in the Notes to the Consolidated Financial Statements included in the Company’s 2008 Form 10-K filed on March 2, 2009 for the relevant assumptions used to determine the valuation of our restricted stock and option awards.

Pursuant to the Stock Option and Award Plan, on the date of the first Board of Directors meeting after each Annual Meeting of Stockholders, each director then in office will receive at the director’s election either an annual grant of options to purchase 10,000 shares of Common Stock at the then-current market price or an annual grant of 2,000 shares of Restricted Common Stock. One-third of the options to purchase Common Stock and the shares of Restricted Common Stock covered by these awards vest on the date six months after the grant date, one-third vest on the first anniversary of the grant date and one-third vest on the second anniversary of the grant date.

Pursuant to the authority granted in the Stock Option and Award Plan, in November 2008 the Compensation Committee approved the annual award of stock options to be granted to the Chairman of the Board, the Compensation Committee Chairperson and Lead Director, the Executive Committee Chairperson, and the Audit Committee Chairperson and Audit Committee Financial Expert on January 31, 2009 (or the following trading day if the New York Stock Exchange is closed on such date) for their services rendered in 2008. Ms. Rosenberg abstained from discussion and voting on the award granted to the Chairperson of the Compensation Committee and Lead Director. Mr. Walker abstained from discussion and voting on the award granted to the Chairperson of the Executive Committee. On February 2, 2009, Mr. Zell was awarded options to purchase 100,000 shares of Common Stock, for services rendered as Chairman of the Board during 2008; Ms. Rosenberg was awarded options to purchase 25,000 shares of Common Stock, which she elected to receive as 5,000 shares of Restricted Common Stock, for services rendered as Lead Director and Chairperson of the Compensation Committee during 2008; Mr. Walker was awarded options to purchase 15,000 shares of Common Stock, which he elected to receive as 3,000 shares of Restricted Common Stock, for services rendered as Chairperson of the Executive Committee during 2008; and Mr. Calian was awarded options to purchase 15,000 shares of Common Stock, which he elected to receive as 3,000 shares of Restricted Common Stock, for services rendered as Audit Committee Financial Expert and Audit Committee Chairperson during 2008. Such shares were issued at a per share price of $37.73, the NYSE closing price of the Company’s Common Stock on February 2, 2009. One-third of the options to purchase Common Stock and the shares of Restricted Common Stock covered by these awards vests on each of December 31, 2009, December 31, 2010, and December 31, 2011.

As of December 31, 2008, each non-employee director had the following unexercised stock options and unvested Restricted Stock awards outstanding:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Number of
	Unexercised	Unexercised	Shares of
	Options	Options	Stock That
	(#)	(#)	Have Not
Name	Exercisable	Unexercisable	Vested

Philip C. Calian	—	—	5,001
Donald S. Chisholm	—	—	2,001
David J. Contis	—	—	—
Thomas E. Dobrowski	—	—	2,001
Sheli Z. Rosenberg	25,000	—	7,002
Howard Walker	24,999	25,001	—
Gary L. Waterman	—	—	2,001
Samuel Zell	659,998	110,002	—

(3)	During the year ended December 31, 2008, directors did not receive any perquisites or other compensation. The Company reimburses the directors for travel expenses incurred in connection with their activities on behalf of the Company.

(4)	In December 2000, the Company entered into a deferred compensation arrangement with Mr. Walker to encourage him to remain employed by the Company. The agreement provided Mr. Walker with a salary benefit commencing May 17, 2004. Pursuant to the agreement, commencing on such date, Mr. Walker receives an annual deferred compensation payment in the amount of $200,000 for a ten-year period. The Company purchased an annuity for approximately $1.2 million to fund its future obligations under the agreement. The annuity is held by a trust for the benefit of Mr. Walker and is subject to the claims of creditors of the Company. A copy of Mr. Walker’s deferred compensation agreement was filed on Form 8-K with the SEC on September 25, 2008.

(5)	Mr. Chisholm will retire from the Company’s Board of Directors effective April 1, 2009. Upon retirement, Mr. Chisholm’s outstanding Restricted Common Stock will vest immediately.

(6)	Mr. Contis joined the Company’s Board of Directors effective February 1, 2009; therefore, he did not receive any compensation for 2008.

Vote Required

A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of directors. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of Common Stock to approve the election of any substitute nominee proposed by the Board.

Board Recommendation

The Board unanimously recommends that you vote “FOR” each of the eight nominees for director for a one-year term.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends that the stockholders ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm (“Independent Accountants”) for the fiscal year ending December 31, 2009. As a matter of good corporate governance, the selection of Ernst & Young is being submitted to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if Ernst & Young is ratified as Independent Accountants by the stockholders, the Audit Committee, in its discretion, may direct the appointment of different Independent Accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our Company or any of our subsidiaries in any capacity. There have been no disagreements between the Company and its Independent Accountants relating to accounting procedures, financial statement disclosures or related items. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

Audit Fees.  The aggregate fees billed (or expected to be billed) for fiscal years 2008 and 2007 for professional services rendered by the Independent Accountants for the audit of the Company’s financial statements, for the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act and for the reviews by the Independent Accountants of the financial statements included in the Company’s Forms 10-Q were approximately $584,100 and $510,600, respectively.

Audit-Related Fees.  The aggregate fees billed (or expected to be billed) for fiscal years 2008 and 2007 for assurance and related services by the Independent Accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees” above were approximately $98,900 and $206,800, respectively. These fees consist primarily of fees for services provided to assist the Company with attest services related to audits of subsidiaries and benefit plans and other accounting consultations.

Tax Fees.  The aggregate fees billed (or expected to be billed) for fiscal years 2008 and 2007 for professional services rendered by the Independent Accountants for tax compliance, tax advice and tax planning were approximately $186,500 and $24,500, respectively.

All Other Fees.  There were no other fees billed to the Company by the Independent Accountants in fiscal years 2008 and 2007.

Auditor Independence.  The Audit Committee has determined that the Independent Accountants’ provision of the non-audit services described above is compatible with maintaining the Independent Accountants’ independence.

Policy on Pre-Approval.  The Company and the Audit Committee are committed to ensuring the independence of the Company’s Independent Accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee must pre-approve all audit services and permissable non-audit services provided by the Company’s Independent Accountants, except for any de minimis non-audit services. The Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All services provided by Ernst & Young in 2008 were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast is necessary to ratify the selection of Ernst & Young.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the selection of Ernst & Young as the Company’s Independent Accountants for 2009.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board in 2008 consisted of Mr. Calian, Mr. Chisholm, and Mr. Dobrowski. Effective April 1, 2009, Mr. Chisholm will retire from the Company’s Board of Directors and Mr. Contis was appointed to the Audit Committee as previously disclosed on Form 8-K filed on March 12, 2009. Mr. Chisholm has reviewed and signed this Audit Committee Report as he was a member of the Audit Committee during 2008. The Board has determined that Mr. Calian, Mr. Dobrowski, Mr. Contis, and Mr. Chisholm each meet the independence and financial literacy requirements of the NYSE and Rule 10A-3 of the Exchange Act. In addition, the Board has determined that Mr. Calian, Mr. Contis and Mr. Dobrowski each qualify as an “audit committee financial expert” as defined by the SEC rules. No member of the Audit Committee is a current or former officer or employee of the Company, and no member serves on more than two other public company audit committees.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Audit Committee is governed by a written charter approved by the Board. In accordance with this charter, the Audit Committee oversees the accounting, auditing and financial reporting practices of the Company. The Audit Committee is responsible for the appointment, retention, compensation, and oversight of the work of the Independent Accountants. The Audit Committee pre-approves the services of the Independent Accountants in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee has also established procedures for the processing of complaints received from employees regarding internal control, accounting, and auditing matters. The Audit Committee held twelve meetings during 2008.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the Independent Accountant’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting with management, the internal auditors and the Independent Accountants.

The Audit Committee reviewed with the Company’s Independent Accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board, rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with the Independent Accountants the Independent Accountant’s independence from the Company’s management and the Company, including the matters in the letter from the Independent Accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services provided to the Company by the Independent Accountants with the Independent Accountant’s independence.

The Audit Committee discussed with the Company’s Independent Accountants the overall scope and plans for their audit. The Audit Committee met with the Independent Accountants, with and without management present, to discuss the results of their examinations; their evaluation of the Company’s internal controls, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the 2008 Form 10-K for filing with the SEC. The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of the Company’s Independent Accountants.

Respectfully submitted,

Philip C. Calian, Chair
Donald S. Chisholm
Thomas E. Dobrowski

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy.  The Compensation Committee (referred to in this Compensation Discussion and Analysis report as “the Compensation Committee”, “we”, “us”, and “our”) determine and approve the compensation of the Company’s executive officers and guide the Company’s overall philosophy towards the compensation of its employees. We believe that the compensation of the Company’s executive officers should be both competitive and based on individual and Company performance. We believe that the compensation of our executives should reflect their success as a management team in attaining certain operational goals, which leads to the success of the Company and serves the best interests of our stockholders.

Objectives of the Compensation Program.  The primary objective of our compensation program is to attract and retain highly qualified executives by providing competitive base salaries and meaningful short-term and long-term incentives. In addition, our compensation program is structured to hold our executive officers accountable for the performance of the Company by tying a portion of their annual non-equity incentive compensation to performance targets. Our compensation program is also designed to promote an ownership mentality among executives. We recognize that the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the Company’s Common Stock. In October 2005, we established stock ownership guidelines for each of our executive officer positions and directors. Under these guidelines, all of our executive officers and directors are required to purchase a minimum amount of the Company’s Common Stock, valued at the time of purchase, and to maintain this minimum amount throughout their tenure as an executive officer or member of the Board. Such ownership guidelines follow: five times the base salary for the CEO; four times the base salary for the President; three times the base salary for each of the other executive officers; and three times the annual retainer for each Board member. Each of our executive officers and Board members currently own shares of Common Stock of the Company, which exceed the minimum established guidelines.

What Our Compensation Program is Designed to Reward.  Our compensation program is designed to reward the Company’s executive officers for their contributions to the Company and for achieving improvements in the Company’s performance during the year. We have deliberately kept base salaries at a relatively small percentage of total compensation. This allows us to reward each officer’s performance through annual bonus awards, long-term incentives such as Restricted Common Stock Awards and the Long-Term Cash Incentive Plan. The annual non-equity incentive bonus plan involves the Compensation Committee and the CEO, with input from each executive officer, jointly setting goals for each of the executive officers at the beginning of each year. Restricted Common Stock Awards with a three-year vesting period are designed to provide incentive to the executives to ensure the successful implementation of long-term strategic goals of the Company and to provide for the retention of such executives. In 2007, the Long-Term Cash Incentive Plan was established to reward certain members of management and each executive officer, excluding the CEO (see “CEO Compensation” discussion below) and President, for increases in the Company’s Funds From Operations per share growth and the Company’s total return as compared to our peer group.

Elements of Compensation.  During the fiscal year ended December 31, 2008, there were three major components of executive compensation: base salary, non-equity incentive compensation, and retention and long-term incentive compensation. In conjunction with the CEO, we review the Company’s executive salary structure on an annual basis with the use of a tally sheet. The tally sheet summarizes total compensation for each executive, including base pay, stock and option award values, non-equity incentive plan compensation, and all other compensation for the current and prior years. The tally sheet allows us to quantify each executive officer’s total compensation for use in comparison to the salaries of executives at other REITs. Our compensation policy takes into account a review of executive compensation and performance data on publicly traded REITs obtained from the SNL Financial database. We believe the executive compensation information derived from the SNL Financial database provides comparable salary data for the Company. Our compensation program is based on a review of peer group median total compensation for each executive officer position and allows each executive to attain above and/or below average compensation compared to the peer group based on the Company’s performance. This is achieved through the issuance of Restricted Common Stock Awards and the Long Term

Cash Incentive Plan. The companies that comprise this peer group are listed below in our discussion of retention and long-term incentive compensation. Where salary information is unavailable for a particular position, other positions having similar responsibilities are used. Salary increases are based upon overall Company performance and upon each officer’s performance, established goals, and contribution to the Company’s performance.

Base Salary.  We deliberately keep base salaries at a relatively small percentage of total compensation with modest annual increases in base salary. For 2008, we concluded that a base salary of $382,454 for Mr. Heneghan, $311,428 for Mr. Berman, Mr. Maynard and Ms. Kelleher, and $257,500 for Ms. Nader was appropriate in this regard. These base salaries reflected a 3% increase over the prior year’s base salaries, which is comparable to the increase in the consumer price index (“CPI”). Mr. McAdams’ base salary for 2008 was $300,000, which is in accordance with his employment agreement effective as of January 1, 2008. Mr. McAdams’ employment agreement was approved by the Compensation Committee, provides for an initial term of three years and may be terminated at any time.

Non-Equity Incentive Compensation.  Our practice is to award annual non-equity incentive compensation (“bonus”) based on certain performance targets established by us at the beginning of each year after consultation with the CEO and executive officers. We selected these performance targets, as we believe management should focus on short-term annual performance metrics that support and ensure the Company’s long-term success and profitability. Performance targets were established and communicated to the executive officers in February 2008 when the outcome of the performance targets was substantially uncertain. A portion of the 2008 executive bonuses were based on targets established for the first six months of 2008, to allow for a successful transition under the leadership of the Company’s new President. Certain of these targets were then reset for the last six months of 2008. Payouts for the discretionary portion of the bonus were made in May 2008 and July 2008, after finalization of the Company’s first and second quarter 2008 earnings results, respectively. The final payout of 2008 executive bonuses was in January 2009, after finalization of the Company’s year-end earnings results.

The total 2008 bonus potential for the executive officers was approximately $3,452,600 (“2008 Bonus Potential”). The following table shows the maximum 2008 Bonus Potential for each executive officer and the percentage attributed to each performance target. Mr. McAdams’ 2008 Bonus Potential is in accordance with his employment agreement.

				Core
	Maximum 2008	Core MH	Core MH	Resort
	Bonus Potential	Revenues	Occupancy	Revenues	Core NOI	Discretionary
	(Amount x Base	Target	Target	Target	Target	Target
Name	Salary)	(1)	(2)	(3)	(4)	(5)

Thomas P. Heneghan	2.0	20.0%	10.0%	10.0%	10.0%	50.0%
Joe B. McAdams	3.0	20.0%	10.0%	10.0%	10.0%	50.0%
Michael B. Berman	1.5	20.0%	10.0%	10.0%	10.0%	50.0%
Ellen Kelleher	1.5	20.0%	10.0%	10.0%	10.0%	50.0%
Roger A. Maynard	1.5	20.0%	10.0%	10.0%	10.0%	50.0%
Marguerite Nader	1.5	20.0%	10.0%	10.0%	10.0%	50.0%

(1)	This target required achieving a benchmark in core manufactured home (“MH”) revenues for the year and was met for 2008. The total paid to all executive officers for this target was approximately $690,000.

(2)	This target required maintaining core MH occupancy for the year and was not met for 2008; therefore, no amounts were paid for this target.

(3)	This target required achieving a benchmark in core resort revenues during the first six months of 2008, which target was not met, and maintaining flat growth in resort revenues during the last six months of 2008, which target was met. The total paid to all executive officers for this target was approximately $173,000.

(4)	This target required achieving a benchmark in core NOI growth for the year and was met for 2008. The total paid to all executive officers for this target was approximately $345,000.

(5)	At the beginning of 2008, the Compensation Committee in consultation with Mr. Heneghan and Mr. McAdams, developed criteria upon which each executive officer would be evaluated and which would be used in determining their discretionary bonuses. During November 2008, each executive officer completed a self-evaluation against those criteria. In addition, Mr. McAdams completed a performance evaluation related to the discretionary target goals for each of the other executive officers, all of whom report directly to him. Mr. Heneghan completed a performance evaluation of Mr. McAdams, who reports directly to Mr. Heneghan. We reviewed these evaluations and considered the results of these evaluations in the overall assessment of each executive’s performance. In addition, Mr. Heneghan provided us with his assessment of the Company’s performance for 2008. Our evaluation of Mr. Heneghan’s achievements included this assessment, as well as the attainment of goals by each of the other executive officers. Mr. McAdams was evaluated on his oversight of each of the executive officers reporting to him and the information technology department, as well as his achievements in integrating the various products available to our customers and creating a sales and marketing platform. Mr. Berman was evaluated on his oversight of accounting, financial reporting, and tax, as well as his achievements in the areas of creating relationships with capital providers, oversight of insurance programs, oversight of the budget and reforecast process, and the integration of Privileged Access, LP (“PA”). Ms. Nader was evaluated on her oversight of acquisitions and dispositions, as well as achievements related to the integration of PA, including overhead cost savings, her roles as chairperson of the cross-marketing taskforce and co-chairperson of the membership access taskforce. Ms. Kelleher was evaluated on her oversight of the legal, human resources, and internal audit departments, as well as her achievements related to the integration of PA and as chairperson of the occupancy taskforce. Mr. Maynard was evaluated on his oversight of the property operations and property infrastructure of the Company, as well as his achievements related to the integration of PA, and his roles as chairperson of the membership access taskforce and co-chairperson of the occupancy taskforce. The total paid to all executive officers for discretionary targets was approximately $204,000 in May 2008 for the first quarter of 2008, approximately $208,000 in July 2008 for the second quarter of 2008, and a final payment of approximately $1,173,000 in January 2009. Mr. Heneghan and Mr. McAdams’ discretionary targets were established on an annual basis.

Retention and Long Term Incentive Compensation.  The Stock Option and Award Plan was adopted in December 1992, and amended and restated from time to time, most recently effective March 23, 2001. The Stock Option and Award Plan and certain amendments thereto were approved by the Company’s stockholders. A maximum of 6,000,000 shares of Common Stock are available for grant under the Stock Option and Award Plan. No more than 1,800,000 of the 4,000,000 shares added to the Stock Option and Award Plan since adoption may be issued as Restricted Common Stock Awards. No more than 250,000 shares of Common Stock may be subject to grants to any one individual in any calendar year. As of December 31, 2008, 1,099,242 shares of Common Stock remained available for grant; of these, 600,525 shares of Common Stock remained available for Restricted Common Stock Awards. Vesting of Restricted Common Stock Awards granted to executive officers under the Stock Option and Award Plan is typically over a three-year period. The vesting of Restricted Common Stock Awards is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company.

To provide long-term incentives for executive officers and to retain qualified officers, the Company has created performance and tenure-based stock option and Restricted Common Stock award programs pursuant to the authority set forth in the Stock Option and Award Plan. We recognize that the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the Company’s Common Stock.

In accordance with the Stock Option and Award Plan, stock options are awarded at the NYSE’s closing price of the Company’s Common Stock on the date of grant. We have never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options on a date other than the grant date.

In December 2001, the Compensation Committee created the 2004 Long Term Restricted Stock Plan (the “2004 Award Program”), which provided for shares of Restricted Common Stock to be granted on January 5, 2004 to individuals who were employed by the Company on November 15, 2001 and on January 5, 2004 and who held the respective titles of Chief Executive Officer, Chief Operating Officer, General Counsel and Chief Financial Officer, as well as certain other titles, on such grant date. Shares granted on January 5, 2004 were subject to a further three year vesting schedule, with one-third vesting December 10, 2004, one-third vesting December 10, 2005 and one-third vesting December 10, 2006, with vesting based on an individual’s tenure in such titled positions. In connection with the hiring of Mr. Berman, Chief Financial Officer of the Company, in September 2003, the Compensation Committee waived the requirement that Mr. Berman hold such title on November 15, 2001 in order to be eligible to receive a grant of Restricted Common Stock under the 2004 Program; as a result, Mr. Berman received such a grant on January 5, 2004. On January 5, 2004 under the 2004 Award Program, Mr. Heneghan was granted 40,000 shares; Mr. Berman was granted 25,000 shares; Mr. Maynard was granted 30,000 shares; Ms. Kelleher was granted 25,000 shares; and Ms. Nader was granted 7,500 shares. The shares issued under the 2004 Award Program were fully vested as of December 10, 2006.

On December 28, 2006, the Compensation Committee approved the issuance of 140,000 shares of Restricted Common Stock to the executive officers (the “2006 Award Program”). The 2006 Award Program was created pursuant to the authority set forth in the Stock Option and Award Plan. On December 28, 2006, the named executive officers were granted shares of Restricted Common Stock in accordance with the 2006 Award Program as follows: Mr. Heneghan was granted 40,000 shares; Mr. Maynard was granted 30,000 shares; Mr. Berman was granted 25,000 shares; Ms. Kelleher was granted 25,000 shares; and Ms. Nader was granted 20,000 shares. Such shares are subject to a three-year vesting schedule, with one-third vesting on December 31, 2007, one-third vesting on December 31, 2008 and one-third vesting on December 31, 2009.

On each of May 3, 2006, May 15, 2007 and May 8, 2008, Mr. Heneghan received a grant of options to purchase 10,000 shares of Common Stock, which he could elect to receive as 2,000 shares of Restricted Common Stock, for his service as a director during such years. Mr. Heneghan elected to receive his 2006 and 2007 awards as options to purchase 10,000 shares of Common Stock, and elected to receive his 2008 award as 2,000 shares of Restricted Common Stock. These options and shares of Restricted Common Stock were awarded in accordance with the Company’s Stock Option and Award Plan, which provides that each Board member shall receive such annual award on the date of the first Board meeting following the Company’s Annual Meeting. On such date, each director then in office will receive at the director’s election either an annual grant of options to purchase 10,000 shares of Common Stock at the then-current market price or an annual grant of 2,000 shares of Restricted Common Stock. Each of these awards is subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date.

On January 4, 2008, Mr. McAdams received a grant of 30,000 shares of the Company’s restricted common stock in accordance with the terms of his employment agreement. Such shares are subject to a two-year vesting schedule, with one-third vesting on each of January 4, 2008, January 1, 2009, and January 1, 2010.

On May 15, 2007, the Board approved a Long Term Cash Incentive Plan (the “LTIP”), effective as of January 1, 2007, together with an award thereunder as described below (the “2007 Award”), to provide a long-term cash bonus opportunity to members of the Company’s senior management and executive officers, excluding the CEO and the President (the “Participants”). Such Board approval was upon recommendation by the Compensation Committee. We excluded Mr. Heneghan from the LTIP, so that he could remain independent in providing assistance to the Compensation Committee in administration of the LTIP. Mr. McAdams was also excluded from the LTIP. The 2007 Award will be paid promptly upon completion of the Company’s annual audit for the 2009 fiscal year contingent upon certain performance conditions being met, as discussed below, and each Participant remaining a full-time employee of the Company until January 1, 2010.

The 2007 Award payment (the “Eligible Payment”) is based upon the Company’s Compound Annual Funds From Operations Per Share Growth Rate (“FFO/Share CAGR”) over the three-year period ending December 31, 2009 (the “Performance Period”). The amount of the Eligible Payment is determined by taking the FFO/Share CAGR, as determined by the Committee, and selecting the Eligible Payment from the table as established by the Compensation Committee. The FFO/Share CAGR shall be rounded down to the nearest whole number percentage because the FFO/Share CAGR shall not include the expense effects of the Plan.

	Eligible Payments Based on FFO/Share CAGR% ($)
Name	10.0%	11.0%	12.0%	13.0%	14.0%	15.0%

Michael Berman	200,000	250,000	300,000	350,000	400,000	450,000
Ellen Kelleher	200,000	250,000	300,000	350,000	400,000	450,000
Roger Maynard	200,000	250,000	300,000	350,000	400,000	450,000
Marguerite Nader	175,000	225,000	275,000	325,000	375,000	425,000

The Eligible Payment shall be further adjusted upward or downward based on the Company’s Total Return for the Performance Period compared to a selected peer group. Total Return is derived from the SNL Financial database (snl.com) and is defined as the total return of a security over a period, including price appreciation and the reinvestment of dividends. With input from the CEO, we selected this peer group after an extensive review of other REITs and membership companies and a review of several factors for each of these companies, including market capitalization, number of employees, number of properties, shareholder returns, dividend returns, and FFO/share growth. The selected peer group of companies who are currently publicly traded consists of the following:

Apartment Investment and Management Company (AIV)	Home Properties, Inc. (HME)
AMB Property Corporation (AMB)	Healthcare Realty Trust, Inc. (HR)
AvalonBay Communities, Inc. (AVB)	HRPT Properties Trust (HRP)
Brandywine Realty Trust (BDN)	Host Hotels & Resorts, Inc. (HST)
BRE Properties, Inc. (BRE)	Kimco Realty Corporation (KIM)
Boston Properties, Inc. (BXP)	Liberty Property Trust (LRY)
CBL & Associates Properties, Inc. (CBL)	Mid-America Apartment Communities, Inc. (MAA)
Mack-Cali Realty Corporation (CLI)	Macerich Company (MAC)
Colonial Properties Trust (CLP)	National Retail Properties, Inc. (NNN)
Camden Property Trust (CPT)	Realty Income Corporation (O)
Developers Diversified Realty Corporation (DDR)	Corporate Office Properties Trust (OFC)
Duke Realty Corporation (DRE)	ProLogis (PLD)
Equity Residential (EQR)	Public Storage, Inc. (PSA)
Equity One, Inc. (EQY)	Regency Centers Corporation (REG)
Essex Property Trust, Inc. (ESS)	SL Green Realty Corp. (SLG)
First Industrial Realty Trust (FR)	Simon Property Group, Inc. (SPG)
Federal Realty Investment Trust (FRT)	Sovran Self Storage, Inc. (SSS)
General Growth Properties, Inc. (GGP)	United Dominion Realty Trust, Inc. (UDR)
Health Care REIT, Inc. (HCN)	Vornado Realty Trust (VNO)
Health Care Property Investors, Inc. (HCP)	Ventas, Inc. (VTR)
Highwoods Properties, Inc. (HIW)	Weingarten Realty Investors (WRI)

The 2007 Award Participants have the right to receive a pro rata share of the Eligible Payment, as adjusted, subject to satisfaction of conditions outlined in the Plan and the 2007 Award Agreement. During 2008 and 2007, the Company accrued approximately $77,700 and $48,500, respectively, for each of Mr. Berman, Mr. Maynard, and Ms. Kelleher and approximately $68,000 and $42,500, respectively, for Ms. Nader related to the estimated Eligible Payment.

CEO Compensation.  Mr. Heneghan’s 2008 compensation consists of a base salary of $382,454 and an annual non-equity incentive compensation (“bonus”) award of $611,926. During the year ended December 31, 2008, Mr. Heneghan acquired 27,999 shares of Restricted Common Stock upon vesting with a value of $887,395. Mr. Heneghan is not a participant in the LTIP. On an annual basis, Mr. Heneghan receives an option to purchase 10,000 shares of Common Stock, which he can elect to receive as 2,000 shares of Restricted Stock, for his service as a director. We established Mr. Heneghan’s compensation based on the principles previously discussed in this CD&A.

Accounting and Tax Considerations.  On July 1, 2005, the Company began accounting for its stock options and stock awards in accordance with Statement of Financial Accounting Standard 123(R) “Share Based Payment” (“FAS 123(R)”).

The Company may or may not structure compensation arrangements to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Severance Benefits.  None of our named executive officers, with the exception of Mr. McAdams, have any arrangements that provide for payment of severance benefits. In accordance with his employment agreement, Mr. McAdams participates in a severance plan, which allows for payment of two times his base salary for the termination year, a pro-rata share of his potential bonus for the termination year and a continuation of all health insurance benefits for a period of up to 24 months following termination. If Mr. McAdams employment had been terminated without cause on December 31, 2008, he would have received a severance payment of $600,000. In addition, he would have received his unvested Restricted Common Stock awards in the amount of 26,667 shares with a market value of approximately $1,023,000 as of December 31, 2008.

Non-Qualified Deferred Compensation.  We do not provide any non-qualified defined contribution or other deferred compensation plans.

Post-Employment Compensation.  With the exception of Mr. McAdams, all of our employees, including our named executive officers, are employees-at-will and as such do not have employment contracts with us. We also do not provide post-employment health coverage or other benefits. Mr. McAdams is an employee-at-will, however, his employment is subject to an employment agreement, which provides for an initial term of three years and may be terminated at any time. The economic consequences of such termination are described in the “Severance Benefits” of this CD&A above. Mr. McAdams is also subject to a non-compete clause and shall have no authority, on behalf of the Company and its affiliates, to enter into any agreement with any entity controlling, controlled by or affiliated with Privileged Access, LP.

Change in Control.  None of our named executive officers is entitled to payment of any benefits upon a change in control of the Company. The vesting of Restricted Common Stock Awards is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company. As of December 31, 2008, the value of all unexercised non-vested restricted stock awards previously awarded to the named executive officers was as follows:

	Number of Shares of	Market Value of Shares of
	Restricted Stock	Restricted Stock That Have
	That Have Not Vested	Not Vested
	as of December 31, 2008	as of December 31, 2008
Name	(#)	($)

Thomas P. Heneghan	14,668	562,664
Joe McAdams	20,000	767,200
Michael B. Berman	8,334	319.692
Ellen Kelleher	8,334	319,692
Roger A. Maynard	10,000	383,600
Marguerite Nader	6,667	255,746

Perquisites and Other Benefits.  Our executives are entitled to few benefits that are not otherwise available to all of our employees. The perquisites we provided for the year ended December 31, 2008 are as follows. All employees who participated in our 401(k) plan received a matching contribution equal to 100% of the first 4% of the participant’s compensation that has been contributed to the plan, up to a maximum matching contribution of $9,200. Additionally, a discretionary profit sharing component of the 401(k) plan provides for a contribution to be made annually for each participant in an amount, if any, as determined by the Company. Mr. Heneghan, Ms. Kelleher and Mr. Berman each have a health club membership of which the Company pays $600 of the annual membership fee. The Company has provided each of the executive officers with an indemnification agreement, however, the Company has paid no amounts under such agreements.

The Company has a non-qualified Employee Stock Purchase Plan (“ESPP”) in which certain employees and the directors may participate. Participants may acquire up to $250,000 of Common Stock annually thru the ESPP at a 15% discount. All of the executive officers are participants in the ESPP. Discounts on such stock purchases are not considered a perquisite and are not included in the Summary Compensation Table as such discount is available to all salaried employees who elect to participate in the ESPP.

2009 Changes to Executive Compensation.  On February 20, 2009, we approved the 2009 Executive Bonus Plan. Information regarding the 2009 Executive Bonus Plan was filed on Form 8-K with the Securities Exchange Commission (“SEC”) on February 25, 2009.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14-A and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Respectfully submitted,

Sheli Z. Rosenberg, Chair
David J. Contis
Gary L. Waterman

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation paid to or earned for the year ended December 31, 2008 by the Company’s Chief Executive Officer, Chief Financial Officer and those persons who were, at December 31, 2008, the next four most highly compensated executive officers of the Company. The Company has not entered into any employment agreements with any of the named executive officers, except for Mr. McAdams. When setting total compensation for each of the executive officers, the Compensation Committee reviews all components of compensation, including equity and non-equity based compensation.

With the exception of Ms. Nader’s 2006 Bonus award, the executive officers were not entitled to receive payments, which are characterized as “Bonus” payments for the years ended December 31, 2008, 2007 and 2006. In January 2007, February 2008 and February 2009, the Compensation Committee approved the final bonus payment for each executive officer, with such payments being based on pre-established performance targets. Such performance-based bonuses are characterized as “Non-Equity Incentive Plan Compensation” in the table. Total compensation amounts are based on the fair value of the stock awards and option awards granted to the executive officers, which includes amounts from awards granted prior to 2007.

For the years ended December 31, 2008, 2007 and 2006, “Salary” accounted for approximately 22%, 24% and 34%, respectively, of total compensation; “Stock Awards” and “Option Awards” accounted for approximately 41%, 42% and 38%, respectively, of total compensation; and “Non-Equity Incentive Plan Compensation” accounted for approximately 36%, 33% and 25%, respectively, of total compensation.

						Non-Equity Incentive Plan		All
				Stock	Option	Compensation		Other
Name and Principal		Salary	Bonus	Awards	Awards	STIP	LTIP	Compensation	Total
Position(1)	Year	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Thomas P. Heneghan	2008	382,454	—	775,227	24,171	611,926	—	9,800	1,803,578
Chief Executive Officer	2007	371,315	—	732,267	38,906	568,112	—	9,800	1,720,400
& Director	2006	360,500	—	490,667	33,877	357,350	—	9,400	1,251,794
Joe B. McAdams(8)	2008	300,000	—	876,000	—	720,000	—	9,200	1,905,200
President	2007	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—
Michael B. Berman	2008	311,428	—	457,667	—	378,870	58,287	9,800	1,216,052
Executive Vice President &	2007	302,357	—	457,667	—	340,152	48,571	9,800	1,158,547
Chief Financial Officer	2006	293,550	—	306,667	—	193,990	—	9,400	803,607
Ellen Kelleher	2008	311,428	—	457,667	—	380,814	58,287	9,800	1,217,996
Executive Vice President -	2007	302,357	—	457,667	—	360,561	48,571	9,800	1,178,956
Property Management	2006	293,550	—	306,667	—	193,990	—	9,400	803,607
& Secretary
Roger A. Maynard	2008	311,428	—	549,200	—	378,969	58,287	9,200	1,307,084
Executive Vice President -	2007	302,357	—	549,200	—	340,152	48,571	9,200	1,249,480
Asset Management	2006	293,550	—	368,000	—	193,990	—	8,800	864,340
Marguerite Nader	2008	257,500	—	366,133	—	323,484	58,287	9,200	1,014,604
Executive Vice President -	2007	250,000	—	366,133	—	286,875	42,500	9,200	954,708
Sales & Marketing	2006	180,250	50,000	92,000	—	116,667	—	8,800	447,717

(1)	Each of the named executive officers is also a member of the Company’s Management Committee.

(2)	In April 2006, Ms. Nader was awarded a special bonus of $50,000 for her services on the Thousand Trails lease transaction.

(3)	These amounts reflect the dollar amount of compensation expense recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R), related to restricted stock awards issued pursuant to the Company’s Stock Option and Award Plan and thus may include amounts from awards granted in and prior to 2007.

On January 5, 2004, the following shares of Restricted Common Stock were issued to each executive officer pursuant to the 2004 Award Program, as described in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement. Each of these awards was subject to a vesting schedule, with one-third of the award vesting on December 10, 2004; one-third vesting on December 10, 2005; and the remainder vesting on December 10, 2006. One-third of the value of these awards is shown in the Stock Awards column of this table for 2006.

	Number of	Total Value
Name	Shares	($)

Thomas P. Heneghan	40,000	1,472,000
Michael B. Berman	25,000	920,000
Ellen Kelleher	25,000	920,000
Roger A. Maynard	30,000	1,104,000
Marguerite Nader	7,500	276,000

On December 28, 2006, shares of restricted Common Stock were issued to each executive officer pursuant to the 2006 Program, as described in the CD&A and shown in the Grants of Plan Based Awards table. One-third of the value of these awards is shown in the Stock Awards column of this table for each of 2008 and 2007.

On May 8, 2008, Mr. Heneghan received a grant of options to purchase 10,000 shares of Common Stock for his service as a director during such year, which he elected to receive as 2,000 shares of Restricted Common Stock. Such award is subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date.

On January 4, 2008, Mr. McAdams received a grant of 30,000 shares of restricted Common Stock in accordance with his employment agreement. Such award is subject to a vesting schedule, with one-third vesting immediately on January 4, 2008, one-third vesting on January 1, 2009, and one-third vesting on January 1, 2010.

All holders of Restricted Common Stock receive any dividends paid on such shares.

(4)	These amounts reflect the dollar amount of compensation expense recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R), related to stock options issued pursuant to the Company’s Stock Option and Award Plan, and thus may include amounts from awards granted in a year prior to 2008, 2007 or 2006, as applicable.

On May 4, 2004, May 10, 2005, May 3, 2006, and May 15, 2007, Mr. Heneghan received a grant of options to purchase 10,000 shares of Common Stock for his service as a director during such years. Each of these option awards is subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date.

Refer to Note 13, “Stock Option Plan and Stock Grants,” in the Notes to the Consolidated Financial Statements included in the 2008 Form 10-K filed on March 2, 2009 for the relevant assumptions used to determine the valuation of our option awards.

(5)	The executive officers’ annual bonus is based on pre-established performance targets as communicated to the executives at the beginning of the year, and therefore, such bonus amounts are classified as non-equity incentive plan compensation in this table.

In February 2008, March 2007, and February 2006, the Compensation Committee approved the 2008, 2007 and 2006 bonus potential and performance targets, respectively. In February 2009, February 2008, and January 2007, after assessment of the achievement of such performance targets, the Compensation Committee approved and the executives received their annual non-equity incentive awards for each of the years ended December 31, 2008, 2007, and 2006, respectively. A portion of the 2008 bonus potential was paid in March 2008 and July 2008, after finalization of the first quarter 2008 and second quarter 2008 earnings, respectively. See the CD&A section of this Proxy Statement for further discussion of the 2008, 2007 and 2006 performance targets.

On February 20, 2009, the Compensation Committee approved the 2009 Executive Bonus Plan. Information regarding the 2009 Executive Bonus Plan was filed on Form 8-K with the SEC on February 25, 2009.

(6)	These amounts reflect compensation expense accrued in accordance with FAS 123(R) related to the 2007 Award granted on May 15, 2007 under the Company’s LTIP. See the CD&A section of this Proxy Statement for further discussion of this 2007 Award.

(7)	Includes employer-matching contributions pursuant to the Equity LifeStyle Properties, Inc. Retirement Savings Plan of $9,200, $9,200 and $8,800 for the years ending December 31, 2008, 2007 and 2006, respectively. In addition, the Company paid a $600 annual health club membership fee for Mr. Heneghan, Mr. Berman and Ms. Kelleher.

(8)	On January 4, 2008, the Company entered into an employment agreement effective as of January 1, 2008 (the “Agreement”) with Mr. McAdams appointing him as President of the Company. The Agreement provides for an initial term of three years, but such Agreement may be terminated at any time. The Agreement provides for a minimum annual base salary of $300,000. Mr. McAdams is also eligible to receive an annual non-equity incentive compensation payment (“Bonus”) in an amount up to three times his base salary. Such Bonus payment is based on certain performance benchmarks established by the Company’s Compensation Committee at the beginning of each year.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to options and Restricted Common Stock granted to our named executive officers for the years ended December 31, 2008, 2007 and 2006.

						All Other	All Other
						Stock	Option
						Awards:	Awards;
						Number of	Number of	Exercise or	Grant Date
			Estimated Future Payouts Under			Shares of	Securities	Base Price	Fair Value
			Non-Equity Incentive Plan Awards			Stock or	Underlying	of Option	of Stock and
			Threshold	Target	Maximum	Units	Options	Awards	Option Awards
Name	Grant Date		($)	($)	($)	(#)(5)	(#)(6)	($/sh)(7)	($)(8)

Thomas P. Heneghan	5/8/08		—	—	—	2,000	—	—	96,660
	2/25/08	(1)	—	382,454	764,908	—	—	—	—
	05/15/2007		—	—	—	—	10,000	$53.30	44,700
	03/07/2007	(2)	—	519,841	742,630	—	—	—	—
	12/28/2006		—	—	—	40,000	—	—	2,196,800
	05/03/2006		—	—	—	—	10,000	$43.56	38,743
	02/01/2006	(3)	—	483,525	750,750	—	—	—	—
Joe B. McAdams	2/25/08	(1)	—	450,000	900,000	—	—	—	—
	01/04/08		—	—	—	30,000	—	—	1,278,000
Michael B. Berman	2/25/08	(1)	—	233,571	467,142	—	—	—	—
	05/15/2007	(4)	—	900,000	900,000	—	—	—	—
	03/07/2007	(2)	—	317,475	453,536	—	—		—
	12/28/2006		—	—	—	25,000	—	—	1,373,000
	02/01/2006	(3)	—	262,485	407,550	—	—	—	—
Ellen Kelleher	2/25/08	(1)	—	233,571	467,142	—	—	—	—
	05/15/2007	(4)	—	900,000	900,000	—	—	—	—
	03//07/2007	(2)	—	317,475	453,536	—	—	—	—
	12/28/2006		—	—	—	25,000	—	—	1,373,000
	02/01/2006	(3)	—	262,485	407,550	—	—	—	—
Roger A. Maynard	2/25/08	(1)	—	233,571	467,142	—	—	—	—
	05/15/2007	(4)	—	900,000	900,000	—	—	—	—
	03/07/2007	(2)	—	317,475	453,536	—	—	—	—
	12/28/2006		—	—	—	30,000	—	—	1,647,600
	02/01/2006	(3)	—	262,485	407,550	—	—	—	—
Marguerite Nader	2/25/08	(1)	—	193,125	386,250	—	—	—	—
	05/15/2007	(4)	—	850,000	850,000	—	—	—	—
	03/07/2007	(2)	—	262,500	375,000	—	—	—	—
	12/28/2006		—	—	—	20,000	—	—	1,098,400
	02/01/2006	(3)	—	157,500	245,000	—	—	—	—

(1)	Payment of the 2008 award was based on the following performance targets being achieved: 20% related to achieving a benchmark in core MH revenues; 10% related to maintaining core MH occupancy; 10% related to achieving a benchmark in core resort revenues; 10% related to achieving a benchmark in core NOI growth; and 50% was at the discretion of the Compensation Committee after evaluation of each executive officer’s performance, including an analysis of successes and challenges during the year. The 2008 target amounts reflect the non-discretionary portion of the annual award.

(2)	Payment of the 2007 annual award was based on the following performance targets being achieved: 45% related to increasing property operating revenues and resort revenues and increasing portfolio occupancy in our core property operations; 17.5% related to maintaining and/or increasing sales volumes and increasing profitability in our sales operations; 7.5% related to developing criteria and an improved monitoring system for all capital expenditures; and 30% was at the discretion of the Compensation Committee after evaluation of each executive officer’s performance, including an analysis of successes and challenges during the year. The 2007 target amounts reflect the non-discretionary portion of the annual award.

(3)	The 2006 maximum payout amounts include a 2005 carryover bonus of $210,000 for Mr. Heneghan, $114,000 for Mr. Berman, Ms. Kelleher, and Mr. Maynard, and $70,000 for Ms. Nader. Payment of the 2006 annual award was based on the following performance targets being achieved: 35% of the bonus target related to increasing property operating revenues and resort revenues and maintaining portfolio occupancy in our core property operations; 35% related to maintaining and/or increasing sales volumes, maintaining sales profitability, and reducing site development costs in our sales operations; and 30% was at the discretion of the Compensation Committee after consideration of factors such as acquisitions and their integration into operations, dispositions, evaluation of new developments and expanding our development capability, balance sheet transactions, legal issues and strategies, marketing initiatives, and technology projects. The 2006 target amounts reflect the non-discretionary portion of the annual award. In addition, 50% of the 2005 carryover bonus was included in the core property operations target for 2006 and the remainder was included in the discretionary portion.

(4)	The 2007 Award issued under the LTIP provides for a minimum payout of $0 and a maximum payout as indicated for each executive officer. The 2007 Award did not specify a targeted payout amount, therefore, we have disclosed the target payout at the same level as the maximum payout in this table.

(5)	These amounts reflect the number of shares of Restricted Common Stock granted to each named executive officer pursuant to the Stock Option and Award Plan. Mr. Heneghan’s 2008 award was for his services as a Director of the Company. Mr. McAdams’ 2008 award was in accordance with his employment agreement.

(6)	These amounts reflect the grant of options to purchase shares of Common Stock to each named executive officer pursuant to the Stock Option and Award Plan. Mr. Heneghan’s 2007 and 2006 awards were for his services as a Director of the Company.

(7)	The exercise price of stock option awards is equal to the closing price of the Company’s Common Stock on the grant date as reported by the NYSE.

(8)	Refer to Note 13, “Stock Option Plan and Stock Grants,” in the Notes to the Consolidated Financial Statements included in the 2008 Form 10-K filed on March 2, 2009 for the relevant assumptions used to determine the valuation of our option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table includes certain information with respect to the value of all unexercised stock options and non-vested restricted stock awards previously awarded to the named executive officers as of December 31, 2008.

	Option Awards(1)
	Number of	Number of
	Securities	Securities			Stock Awards(2)
	Underlying	Underlying				Market
	Unexercised	Unexercised			Number of Shares or	Value of Shares or
	Options	Options	Option	Option	Units of Stock That	Units of Stock That
	(#)	(#)	Exercise	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	Price	Date	(#)	($)

Thomas P. Heneghan	—	—	—	—	14,668	562,664
	6,666	3,334	$53.30	05/15/2017	—	—
	10,000	—	$43.56	05/03/2016	—	—
	10,000	—	$37.35	05/10/2015	—	—
Joe B. McAdams	—	—	—	—	20,000	767,200
Michael B. Berman	—	—	—	—	8,334	319,692
Ellen Kelleher	—	—	—	—	8,334	319,692
Roger A. Maynard	—	—	—	—	10,000	383,600
Marguerite Nader	—	—	—	—	6,667	255,746

(1)	Each of these option awards is subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date.

(2)	With the exception of Mr. McAdams and Mr. Heneghan, each of these stock awards was issued on December 28, 2006 and is subject to a vesting schedule, with one-third vesting on December 31, 2007; one-third vesting on December 31, 2008; and the remainder vesting on December 31, 2009 (the “2006 Issuance Vesting”). Mr. Heneghan was issued 40,000 stock awards on December 28, 2006, which are subject to the 2006 Issuance Vesting. Mr. Heneghan was also issued 2,000 stock awards on May 8, 2008, which are subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date. Mr. McAdams was issued 30,000 stock awards on January 4, 2008, which are subject to a two-year vesting schedule, with one-third vesting on January 4, 2008; one-third on January 1, 2009; and the remainder on January 1, 2010. Upon vesting of these stock awards, the Company may buy back a portion of the stock to provide the executive officer with the ability to receive the vested stock net of applicable tax effects. The market value of Stock Awards that had not vested as of December 31, 2008 was based on a closing price of the Company’s Common Stock on December 31, 2008 of $38.36.

OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to the option exercises and stock vested for each of the executive officers named above for the year ended December 31, 2008.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares
	Acquired on	Realized on	Acquired on	Value Realized on
Name	Exercise(#)	Exercise ($)	Vesting(#)(1)	Vesting ($)

Thomas P. Heneghan(2)	10,000	$466,478	27,999	887,394
Joe B. McAdams	—	—	10,000	438,000
Michael B. Berman	—	—	8,333	302,988
Ellen Kelleher(2)	—	—	18,333	571,588
Roger A. Maynard(2)	—	—	14,000	471,040
Marguerite Nader(2)	—	—	10,667	349,852

(1)	Upon vesting of these stock awards, the Company bought back 666, 3,288, 3,645, and 4,875 shares from Mr. Heneghan, Ms. Kelleher, Mr. Maynard, and Ms. Nader, respectively, to allow the executives to receive the vested stock net of applicable tax effects.

(2)	Includes shares of restricted stock granted on November 24, 1998, which were fully vested on January 1, 2004, but remained restricted for a ten-year period due to certain performance criteria not being met. Mr. Heneghan, Ms. Kelleher, Mr. Maynard and Ms. Nader received 14,000 shares, 10,000 shares, 4,000 shares, and 4,000 shares, respectively, on November 24, 2008 upon expiration of the restriction period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members for the period January 1, 2008 to February 23, 2009 were Ms. Rosenberg, Mr. Waterman and Mr. Walker. On February 24, 2009, Mr. Contis replaced Mr. Walker as a member of the Compensation Committee. For a description of certain transactions with Board members or their affiliates, see “Certain Relationships and Related Transactions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

This table sets forth information with respect to persons who are known to own more than 5% of the 25,233,184 outstanding shares of Common Stock as of March 6, 2009.

	Amount and
	Nature of
Name and Business Address of	Beneficial	Percentage
Beneficial Owner	Ownership(1)	of Class

Samuel Zell and entities affiliated with Samuel Zell and Ann Lurie and entities affiliated with Ann Lurie(2)	3,835,880	15.2%
Two North Riverside Plaza
Chicago, Illinois 60606
Morgan Stanley(3)	2,950,952	11.7%
1585 Broadway
New York, New York 10036
Deutsche Bank AG(4)	2,644,301	10.5%
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany
Cohen & Steers, Inc.(5)	2,241,182	8.9%
280 Park Avenue
New York, New York 10017
The Vanguard Group, Inc.(6)	1,805,943	7.2%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
General Motors Employees Global Group Pension Trust(7)	1,503,765	6.0%
c/o General Motors Investment
Management Corporation
767 Fifth Avenue
New York, New York 10153

(1)	MHC Operating Limited Partnership (the “Operating Partnership”) is the entity through which the Company conducts substantially all of its operations. Certain limited partners of the Operating Partnership own units of limited partnership interest (“OP Units”) which are convertible into an equivalent number of shares of Common Stock. In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(2)	Includes Common Stock, OP Units which are exchangeable for Common Stock, and options to purchase Common Stock which are currently exercisable or exercisable within 60 days of the Record Date owned as follows. A portion of these amounts have been pledged as security for certain loans.

	Common
	Stock	OP Units	Options

Samuel Zell	437,091	—	659,998
Samuel Zell Revocable Trust	10,551	—	—
Helen Zell Revocable Trust	2,000	—	—
Samstock/SZRT, L.L.C.	294,133	13,641	—
Samstock/ZGPI, L.L.C.	6,003	—	—
Samstock, L.L.C.	446,000	601,665	—
Samstock/ZFT, L.L.C.	8,887	187,278	—
Samstock/Alpha, L.L.C.	8,887	—	—
EGI Holdings, Inc.	—	579,873	—
EGIL Investments, Inc.	—	579,873	—

TOTALS:	1,213,552	1,962,330	659,998

Mr. Zell does not have a pecuniary interest in the 2,000 shares of Common Stock shown above held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.

The number in the table includes 469,777 shares of Common Stock and 1,948,689 OP Units in which Mr. Zell has a pecuniary interest, but with respect to which he does not have voting or dispositive power. 469,777 shares of Common Stock and 1,368,816 OP Units are indirectly owned by trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust Company, L.L.C. (“Chai Trust”). Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such Common Stock or OP Units. Additionally, 579,873 OP Units are held by EGIL Investments, Inc. (“EGIL”). Under a shareholders’ agreement dated December 31, 1999, trusts established for the benefit of the family of Ann and Robert Lurie have the power to vote and to dispose of the OP Units beneficially owned by EGIL. Mr. Zell disclaims beneficial ownership of such 469,777 shares of Common Stock and 1,948,689 OP Units, except to the extent of his pecuniary interest therein.

(3)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2008, Morgan Stanley and its wholly-owned subsidiary, Morgan Stanley Investment Management Inc. (“MSIM”), are the beneficial owners of 2,950,952 shares of Common Stock, including shares owned through accounts managed by them on a discretionary basis. MSIM has sole voting power over 1,443,325 shares of Common Stock, shared voting power over 224 shares of Common Stock, and sole dispositive power over 2,460,928 shares of Common Stock. Morgan Stanley has sole voting power over 1,780,847 shares of Common Stock, shared voting power over 224 shares of Common Stock, and sole dispositive power over 2,950,952 shares of Common Stock.

(4)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2008, Deutsche Bank AG is the beneficial owner of 2,644,301 shares of Common Stock on behalf of the Corporate and Investment Banking business group and Corporate Investments business group of Deutsche Bank AG and its subsidiaries and affiliates. Of these shares, RREEF America, L.L.C. is the reported beneficial owner of 2,151,854 shares; Deutsche Investment Management Americas is the reported beneficial owner of 329,520 shares; Deutsche Asset Management Australia Ltd is the reported beneficial holder of 148,142 shares; DWS Investments S.A. is the reported beneficial holder of 7,400 shares; and Deutsche Bank Trust Corp Americas is the reported beneficial holder of 7,385 shares.

(5)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2008, Cohen & Steers, Inc. is the beneficial owner of 2,241,182 shares of Common Stock and has sole voting power over 1,845,256 shares of Common Stock and sole dispositive power over 2,241,182 shares of Common Stock.

(6)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2008, The Vanguard Group, Inc. is the beneficial owner of 1,805,943 shares of Common Stock and has sole voting power over 25,388 shares of Common Stock and sole dispositive power over 1,805,943 shares of Common Stock.

(7)	Pursuant to a Schedule 13F filed with the SEC for calendar year 2008, the shares of Common Stock reported herein are held of record by JP Morgan Chase Bank, N.A., acting as trustee (the “Trustee”) for the General Motors Hourly-Rate Employes Pension Trust and General Motors Salaried Employes Pension Trust (the “Plans”), which were formed under and for the benefit of one or more employee benefit plans of General Motors Corporation (“GM”) and its subsidiaries and unrelated employers. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation (“GMIMCo”), a wholly owned subsidiary of GM. GMIMCo’s principal business is providing investment advice and investment management services with respect to the assets of the Plans and of certain direct and indirect subsidiaries of GM and other entities. The Trustee may vote and dispose of the shares held by the GM Trust Fund only pursuant to the direction of GMIMCo personnel, and accordingly beneficial ownership of the shares by the Trustee is disclaimed.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 6, 2009, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each director of the Company, by the executive officers named in the Summary Compensation Table and by all such directors and executive officers as a group. The address for each of the directors and executive officers is c/o Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table.

	Shares of	Shares Upon
	Common	Exercise of		Percentage
Name of Beneficial Holder	Stock(1)	Options(2)	Total	of Class(3)

Michael B. Berman	57,894	—	57,894		*
Philip C. Calian(4)	20,000	—	20,000		*
Donald S. Chisholm	84,068	—	84,068		*
David J. Contis	1,068	—	1,068		*
Thomas E. Dobrowski	9,390	—	9,390		*
Thomas P. Heneghan(5)	213,715	26,666	240,381		*
Ellen Kelleher	208,565	—	208,565		*
Roger A. Maynard	52,498	—	52,498		*
Joe B. McAdams	39,474	40,000	79,474		*
Marguerite Nader	23,058	—	23,058		*
Sheli Z. Rosenberg(6)	215,958	25,000	240,958		*
Howard Walker	120,981	24,999	145,980		*
Gary L. Waterman	105,634	—	105,634		*
Samuel Zell(7)	3,175,882	659,998	3,835,880	15.2%

All directors and executive officers as a group (14 persons) including the above-named persons	4,328,185	776,663	5,104,848	20.2%

*	Less than 1%

(1)	The shares of Common Stock beneficially owned includes OP Units that can be exchanged for an equivalent number of shares of Common Stock.

(2)	The amounts shown in this column reflect shares of Common Stock subject to options, which are currently exercisable or exercisable within 60 days of the Record Date.

(3)	In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(4)	A portion of these shares may be placed on margin.

(5)	Includes 27,333 shares of Common Stock beneficially owned by Mr. Heneghan’s spouse, as to which Mr. Heneghan disclaims beneficial ownership.

(6)	Includes 11,530 OP Units beneficially owned by Ms. Rosenberg, which are exchangeable into 11,530 shares of Common Stock. Also includes approximately 75,563 shares of Common Stock beneficially owned by Ms. Rosenberg’s spouse, as to which Ms. Rosenberg disclaims beneficial ownership.

(7)	Mr. Zell does not have a pecuniary interest in 2,000 shares of Common Stock reported above held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.

The number in the table includes 469,777 shares of Common Stock and 1,948,689 OP Units in which Mr. Zell has a pecuniary interest but with respect to which he does not have voting or dispositive power.

469,777 shares of Common Stock and 1,368,816 OP Units are indirectly owned by trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust. Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such Common Stock or OP Units. Additionally, 579,873 OP Units are held by EGIL. Under a shareholders’ agreement dated December 31, 1999, trusts established for the benefit of the family of Ann and Robert Lurie have the power to vote and to dispose of the OP Units beneficially owned by EGIL. Mr. Zell disclaims beneficial ownership of such 469,777 shares of Common Stock and 1,948,689 OP Units, except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving all material transactions with any related party. Related parties include any of our directors or executive officers and their immediate family members. Our policy regarding related party transactions is outlined in the Company’s Business Ethics and Conduct Policy, a copy of which can be found on the Company’s website. Our Business Ethics and Conduct Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the Company’s Senior Vice President — Legal. Further, to identify related party transactions, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the director, executive officer, or their family members have an interest.

On August 14, 2008, the Company acquired substantially all of the assets and assumed certain liabilities of Privileged Access for an unsecured note payable of $2.0 million (the “PA Transaction”). Prior to the purchase, Privileged Access had a 12-year lease with the Company for 82 Properties that terminated upon closing. At closing, approximately $4.8 million of Privileged Access cash was deposited into an escrow account for liabilities that Privileged Access has retained. The balance in the escrow account as of December 31, 2008 was approximately $3.2 million. In approximately two years, the excess cash in the escrow account, if any, will be paid to the Company.

The preliminary purchase price allocation has been recorded as of August 14, 2008. The preliminary allocation does not include a receivable for the contingent cash as the amount and timing of collection is uncertain. Further adjustments to the purchase price allocation may be necessary within the one-year allocation period allowed by FAS 141.

Mr. McAdams, the Company’s President effective January 1, 2008, owns 100 percent of Privileged Access. The Company entered into an employment agreement, as previously described in the CD&A section of the Proxy Statement. Mr. McAdams is also subject to a non-compete clause and to mitigate potential conflicts of interest shall have no authority, on behalf of the Company and its affiliates, to enter into any agreement with any entity controlling, controlled by or affiliated with Privileged Access. Prior to forming Privileged Access, Mr. McAdams was a member of our Board of Directors from January 2004 to October 2005. Simultaneous with his appointment as president of Equity Lifestyle Properties, Inc., Mr. McAdams resigned as Privileged Access’s Chairman, President and CEO. However, he was on the board of PATT, until the entity was dissolved in 2008.

Mr. Heneghan, the Company’s CEO, was a member of the board of PATT, pursuant to the Company’s rights under its resort Property leases with Privileged Access to represent the Company’s interests from April 14, 2006 to August 13, 2008. Mr. Heneghan did not receive compensation in his capacity as a member of such board.

In connection with the PA Transaction, the Company hired most of the property employees and certain property management and corporate employees of Privileged Access. Subsequent to the PA Transaction, the Company has reimbursed Privileged Access for services provided by Privileged Access employees retained by Privileged Access, which were necessary for the transition of the former Privileged Access operations to the Company.

Privileged Access had the following substantial business relationships with the Company, which were all terminated with the closing of the PA Transaction on August 14, 2008.

•	Prior to August 14, 2008, the Company was leasing approximately 24,300 sites at 82 resort Properties (which includes 60 Properties operated by a subsidiary of Privileged Access known as the “TT Portfolio”) to Privileged Access or its subsidiaries. For the years ended December 31, 2008, 2007, and 2006 we recognized approximately $15.8 million, $20.5 million, and $17.8 million, respectively, in rent from these leasing arrangements. The lease income is included in Income from other investments, net in the Company’s Consolidated Statement of Operations. As of December 31, 2008 and 2007, no payments and $0.1 million in lease payments, respectively, remain to be received under these leases. During the year ended December 31, 2008, the Company reimbursed Privileged Access approximately $2.7 million for capital improvements. In 2007, the Company made no reimbursements to Privileged Access.

Effective January 1, 2008, the leases for these Properties provide for the following significant terms: a) annual fixed rent of approximately $25.5 million b) annual rent increases at the higher of Consumer Price Index (“CPI”) or a renegotiated amount based upon the fair market value of the Properties, c) expiration date of January 15, 2020, and d) two 5-year extension terms at the option of Privileged Access. The January 1, 2008 lease for the TT Portfolio also included provisions where the Company paid Privileged Access $1 million for entering into the amended lease. The $1 million payment was being amortized on a pro-rata basis over the remaining term of the lease as an offset to the annual lease payments and the remaining balance at August 14, 2008 of $0.9 million was expensed and is included in Income from other investments, net during the year ended December 31, 2008.

The Company had subordinated its lease payment for the TT Portfolio to a bank that loaned Privileged Access $5 million. The Company acquired this loan as part of the PA Transaction and paid off the loan during the year ended December 31, 2008.

•	From June 12, 2006 through July 14, 2008, Privileged Access had leased 130 cottage sites at Tropical Palms, a resort Property located near Orlando, Florida. For the years ended December 31, 2008 and 2007, we earned approximately $0.8 million and $1.5 million, respectively, in rent from this leasing arrangement. The lease income is included in the Resort base rental income in the Company’s Consolidated Statement of Operations. As of December 31, 2008 and 2007, no payments and $0.4 million in lease payments were outstanding, respectively, under this lease. The Tropical Palms lease expired on July 15, 2008, and the entire property was leased to a new independent operator for 12 years.

•	On April 14, 2006, the Company loaned Privileged Access approximately $12.3 million at a per annum interest rate of prime plus 1.5%, maturing in one year and secured by Thousand Trails membership sales contract receivables. During the year ended December 31, 2008 and 2007, we received no payments and principal repayments of $12.3 million, respectively, and no amounts remain outstanding on this receivable. Interest income recorded by the Company for the years ended December 31, 2008 and 2007 was zero and approximately $0.5 million, respectively. There was no Interest receivable due as of the year ended December 31, 2008 and 2007.

•	The Company previously leased 40 to 160 sites at three resort Properties in Florida, to a subsidiary of Privileged Access from October 1, 2007 until August 14, 2008. The sites varied during each month of the lease term due to the seasonality of the resort business in Florida. For the year ended December 31, 2008, we recognized less than $0.2 million in rent from this leasing arrangement. The lease income is included in the Resort base rental income in the Company’s Consolidated Statement of Operations. As of December 31, 2008, and December 31, 2007, no amounts were outstanding under this lease.

•	The Company previously leased 40 to 160 sites at Lake Magic, a resort Property in Clermont, Florida, to a subsidiary of Privileged Access from December 15, 2006 until September 30, 2007. The sites varied during each month of the lease term due to the seasonality of the resort business in Florida. For the year ended December 31, 2008, we recognized approximately $0.2 million in rent from this leasing arrangement. The lease income is included in the Resort base rental income in the Company’s Consolidated Statement of Operations. As of December 31, 2008 and 2007, no amounts are outstanding under this lease.

•	The Company had an option to purchase the subsidiaries of Privileged Access, including TT, beginning on April 14, 2009, at the then fair market value, subject to the satisfaction of a number of significant contingencies (“ELS Option”). The ELS Option terminated with the closing of the PA Transaction on

August 14, 2008. The Company had consented to a fixed price option where the Chairman of PATT could acquire the subsidiaries of Privileged Access anytime before December 31, 2011. The fixed price option also terminated on August 14, 2008.

•	Privileged Access and the Company previously agreed to certain arrangements in which we utilized each other’s services. Privileged Access assisted the Company with functions such as: call center management, property management, information technology, legal, sales and marketing. During the year ended December 31, 2008, the Company incurred expenses of approximately $0.6 million for the use of Privileged Access employees and no payments were payable to Privileged Access as of December 31, 2008 and December 31, 2007. The Company received approximately $0.1 million from Privileged Access for Privileged Access use of certain Company information technology resources during the year ended December 31, 2008. The Company and Privileged Access had engaged a third party to evaluate the fair market value of such employee services.

In addition to the arrangements described above, the Company had the following smaller arrangements with Privileged Access. In each arrangement, the amount of income or expense, as applicable, recognized by the Company for the year ended December 31, 2008 is less than $0.2 million and there are no amounts due under these arrangements as of December 31, 2008 or December 31, 2007.

•	Since November 1, 2006, the Company leased 41 to 44 sites at 22 resort Properties to Privileged Access (the “Park Pass Lease”). The Park Pass Lease terminated with the closing of the PA Transaction on August 14, 2008.

•	The Company and Privileged Access entered into a Site Exchange Agreement beginning September 1, 2007 and ending May 31, 2008. Under the Site Exchange Agreement, the Company allowed Privileged Access to use 20 sites at an Arizona resort Property known as Countryside. In return, Privileged Access allowed the Company to use 20 sites at an Arizona resort Property known as Verde Valley Resort (a property in the TT Portfolio).

•	The Company and Privileged Access entered into a Site Exchange Agreement for a one-year period beginning June 1, 2008 and ending May 31, 2009. Under the Site Exchange Agreement, the Company allowed Privileged Access to use 90 sites at six resort Properties. In return, Privileged Access allowed the Company to use 90 sites at six resort Properties leased to Privileged Access. The Site Exchange Agreement was terminated with the closing of the PA Transaction on August 14, 2008.

•	On September 15, 2006, the Company and Privileged Access entered into a Park Model Sales Agreement related to a Texas resort Property in the TT Portfolio known as Lake Conroe. Under the Park Model Sales Agreement, Privileged Access was allowed to sell up to 26 park models at Lake Conroe. Privileged Access was obligated to pay the Company 90% of the site rent collected from the park model buyer. All 26 homes have been sold as of December 31, 2007. The Park Model Sales Agreement terminated with the closing of the PA Transaction on August 14, 2008.

•	The Company advertises in Trailblazer magazine that was published by a subsidiary of Privileged Access prior to August 14, 2008. Trailblazer is an award-winning recreational lifestyle magazine for active campers, which is read by more than 65,000 paid subscribers. Beginning on August 14, 2008, the Company began publishing Trailblazer in accordance with the terms of the PA Transaction.

•	On July 1, 2008, the Company and Privileged Access entered into an agreement, where Privileged Access sold the Company’s used resort cottages at certain Properties leased to Privileged Access. The Company paid Privileged Access a commission for selling the inventory and the agreement was terminated on August 14, 2008.

•	On April 1, 2008, the Company entered into a lease for a corporate apartment located in Chicago, Illinois for use by Mr. McAdams and other employees of the Company and Privileged Access. The Company paid monthly rent payments, plus utilities and housekeeping expenses and Mr. McAdams reimbursed the Company for a portion of the rent. Prior to August 14, 2008, Privileged Access reimbursed the Company for a portion of the rent and utilities and housekeeping expenses. Such lease terminated on December 31, 2008.

Corporate headquarters

The Company leases office space from Two North Riverside Plaza Joint Venture Limited Partnership, an entity owned in part by certain of the Zell family trusts. Fees paid to this entity amounted to approximately $689,000, $768,000 and $624,000 for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008 and 2007, approximately $62,000 and $0, respectively, were accrued with respect to this office lease. The annual revenues of Two North Riverside Plaza Joint Venture Limited Partnership are substantially less than one percent of the aggregate annual revenues of the Zell family trusts and Mr. Zell’s interests. In addition, the fees paid by the Company to Two North Riverside Plaza Joint Venture Limited Partnership for the years ended December 31, 2008, 2007 and 2006 are substantially less than one percent of the aggregate annual revenues of the Zell family trusts and Mr. Zell’s interests. The independent members of the Board, excluding Mr. Zell, have reviewed and approved the rates charged by the EGI affiliate in connection with the lease of the Company’s office space.

Other

In January 2009, the Company entered into a consulting agreement with the son of Mr. Howard Walker, to provide assistance with the Company’s internet web marketing strategy. Mr. Walker is Vice-Chairman of the Company’s Board of Directors. The consulting agreement is for a term of six months at a total cost of $48,000. The independent members of the Board, excluding Mr. Walker, have reviewed and approved this consulting agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes of ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of those forms received by the Company, or written representations from executive officers and directors that no Forms 5 were required to be filed for the fiscal year ended December 31, 2008, all appropriate Section 16(a) forms were filed in a timely manner.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2010 Annual Meeting must be received by the Secretary of the Company no later than December 7, 2009, in order to be considered for inclusion in the Company’s proxy statement and on the proxy card that will be solicited by the Board in connection with the 2010 Annual Meeting.

In addition, if a stockholder desires to bring business before an Annual Meeting of Stockholders, which is not the subject of a proposal for inclusion in the Company’s proxy materials, the stockholder must follow the advance notice procedures outlined in the Company’s Bylaws. The Company’s Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an Annual Meeting or propose business for consideration at such Annual Meeting, notice must generally be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year’s Annual Meeting. The 2009 Annual Meeting is scheduled for May 12, 2009. Therefore, if a stockholder desires to present a proposal for the 2010 Annual Meeting without seeking to include the proposal in the Company’s proxy materials, the Company must receive notice of the proposal no earlier than February 11, 2010 and no later than March 13, 2010. Copies of the Bylaws may be obtained from the Secretary of the Company by written request.

2008 ANNUAL REPORT

Stockholders are concurrently being furnished with a copy of the Company’s 2008 Annual Report and Form 10-K. Additional copies of the 2008 Annual Report and Form 10-K and of this Proxy Statement are available at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26115 or by contacting Equity LifeStyle Properties, Inc, Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@mhchomes.com). Copies will be furnished promptly at no additional expense.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify us, by directing your written request to: Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606; Attn: Ellen Kelleher, Secretary. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker as specified above.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

Ellen Kelleher
Executive Vice President — Property Management
and Secretary

March 31, 2009
Chicago, Illinois

ANNUAL MEETING OF STOCKHOLDERS OF
EQUITY LIFESTYLE PROPERTIES, INC.
May 12, 2009
     PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote by phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26115
ê          Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.          ê

20830000000000001000 3	051209

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR  BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Philip C. Calian David J. Contis
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	Thomas E. Dobrowski Thomas P. Heneghan Sheli Z. Rosenberg
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡	Howard Walker Gary L. Waterman Samuel Zell

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
2.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.
	☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐
EQUITY LIFESTYLE PROPERTIES, INC.
TWO NORTH RIVERSIDE PLAZA, SUITE 800, CHICAGO, ILLINOIS 60606
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
     The undersigned stockholder of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”), hereby appoints SAMUEL ZELL and THOMAS P. HENEGHAN, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 12, 2008, at 1:00 p.m. Central time (the “Meeting”), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director, and “for” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009, as described in the Proxy Statement, and in the discretion of the proxy holder on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side.)

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